HOME EQUITY ASSET TRUST 2006-4

DERIVED INFORMATION  [3/27/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 37.7% of the mortgage loans do not provide for any payments of principal in the first two or  five years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	2,391
Total Outstanding Loan Balance	$486,134,008*	Min	Max
Average Loan Current Balance	$203,318	$28,476	$866,700
Weighted Average Original LTV	79.7%
Weighted Average Coupon	7.47%	5.10%	11.50%
Arm Weighted Average Coupon	7.46%
Fixed Weighted Average Coupon	7.62%
Weighted Average Margin	5.65%	2.13%	8.99%
Weighted Average FICO (Non-Zero)	649
Weighted Average Age (Months)	3
% First Liens	100.0%
% Second Liens	0.0%
% Arms	94.8%
% Fixed	5.2%
% of Loans with Mortgage Insurance	0.0%

*

Silent second loans will amount to approximately [$493,825,000] of the total [$1,600,000,100] in collateral.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.10 - 5.50	20	5,266,491	1.1	5.39	80.0	663
5.51 - 6.00	121	35,767,917	7.4	5.84	78.2	663
6.01 - 6.50	198	53,494,472	11.0	6.34	78.7	669
6.51 - 7.00	361	84,043,300	17.3	6.82	79.4	652
7.01 - 7.50	392	84,835,124	17.5	7.29	79.6	647
7.51 - 8.00	435	85,067,279	17.5	7.79	79.8	651
8.01 - 8.50	351	62,735,172	12.9	8.28	80.2	635
8.51 - 9.00	285	43,813,862	9.0	8.77	80.6	635
9.01 - 9.50	120	17,890,969	3.7	9.26	81.0	634
9.51 - 10.00	72	9,545,709	2.0	9.76	81.9	632
10.01 - 10.50	22	2,468,835	0.5	10.21	82.6	625
10.51 - 11.00	9	816,490	0.2	10.77	85.8	580
11.01 - 11.50	5	388,388	0.1	11.37	86.2	541
Total:	2,391	486,134,008	100.0	7.47	79.7	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
FICO	Loans	Balance	Balance	%	%	FICO
Unavailable	2	237,679	0.0	11.33	85.0	NA
451 - 475	1	67,855	0.0	11.50	85.0	464
501 - 525	17	1,392,827	0.3	8.71	76.5	515
526 - 550	39	4,724,974	1.0	8.74	83.8	541
551 - 575	83	9,386,379	1.9	8.95	84.1	563
576 - 600	343	54,593,504	11.2	7.68	79.7	590
601 - 625	485	88,080,312	18.1	7.48	79.1	614
626 - 650	534	109,238,762	22.5	7.52	79.7	638
651 - 675	420	98,753,329	20.3	7.38	79.9	662
676 - 700	214	54,162,509	11.1	7.23	80.2	686
701 - 725	136	33,565,977	6.9	7.08	79.1	712
726 - 750	60	14,826,608	3.0	7.21	78.7	737
751 - 775	39	11,406,560	2.3	7.47	79.4	761
776 - 800	15	4,695,037	1.0	7.25	80.0	783
801 - 814	3	1,001,696	0.2	6.74	76.3	813
Total:	2,391	486,134,008	100.0	7.47	79.7	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
28,475 - 50,000	44	1,867,847	0.4	8.64	78.5	599
50,001 - 100,000	466	35,770,818	7.4	8.16	79.9	618
100,001 - 150,000	564	69,688,101	14.3	7.77	80.0	633
150,001 - 200,000	390	68,042,610	14.0	7.63	79.8	641
200,001 - 250,000	268	59,908,757	12.3	7.49	79.8	652
250,001 - 300,000	185	50,923,639	10.5	7.43	79.4	654
300,001 - 350,000	141	45,566,601	9.4	7.34	79.6	647
350,001 - 400,000	110	40,958,244	8.4	7.39	79.9	658
400,001 - 450,000	71	30,231,833	6.2	7.07	79.8	659
450,001 - 500,000	65	30,800,296	6.3	7.27	79.9	667
500,001 - 550,000	31	16,270,186	3.3	7.14	80.3	656
550,001 - 600,000	26	14,980,596	3.1	6.95	80.6	658
600,001 - 650,000	6	3,692,714	0.8	6.97	83.3	683
650,001 - 700,000	10	6,766,027	1.4	6.59	74.1	680
700,001 - 750,000	10	7,360,693	1.5	6.63	76.4	701
750,001 - 800,000	1	796,713	0.2	5.88	59.2	606
800,001 - 850,000	2	1,641,631	0.3	6.69	77.3	692
850,001 - 866,700	1	866,700	0.2	6.75	90.0	683
Total:	2,391	486,134,008	100.0	7.47	79.7	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Original LTV (%)	Loans	Balance	Balance	%	%	FICO
28.57 - 50.00	6	1,496,456	0.3	6.44	44.4	690
50.01 - 55.00	2	248,740	0.1	9.23	54.2	542
55.01 - 60.00	5	1,808,577	0.4	6.42	59.3	611
60.01 - 65.00	15	3,137,379	0.6	6.70	63.5	686
65.01 - 70.00	62	9,317,918	1.9	7.13	69.4	626
70.01 - 75.00	98	18,636,445	3.8	7.06	74.2	647
75.01 - 80.00	1,994	416,234,183	85.6	7.45	79.9	651
80.01 - 85.00	90	19,111,573	3.9	7.83	84.5	638
85.01 - 90.00	115	15,761,944	3.2	8.44	89.7	615
90.01 - 95.00	4	380,792	0.1	10.38	93.9	571
Total:	2,391	486,134,008	100.0	7.47	79.7	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	531	114,782,242	23.6	7.87	79.4	650
0.50	5	473,794	0.1	8.85	78.7	653
1.00	103	25,524,994	5.3	7.65	80.5	659
2.00	1,523	304,982,678	62.7	7.31	79.9	647
3.00	229	40,370,300	8.3	7.43	78.6	652
Total:	2,391	486,134,008	100.0	7.47	79.7	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	1,576	298,347,167	61.4	7.18	79.6	639
Reduced	458	104,686,163	21.5	7.79	80.3	665
Stated Income / Stated Assets	357	83,100,678	17.1	8.10	79.4	663
Total:	2,391	486,134,008	100.0	7.47	79.7	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	2,256	464,489,408	95.5	7.44	79.7	647
Second Home	5	1,709,978	0.4	7.09	72.7	708
Investor	130	19,934,622	4.1	8.31	80.8	672
Total:	2,391	486,134,008	100.0	7.47	79.7	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	400	144,894,709	29.8	7.07	79.7	665
Florida	280	59,999,357	12.3	7.66	79.0	650
Texas	202	23,849,867	4.9	7.96	80.5	627
Arizona	114	21,711,544	4.5	7.47	78.6	656
Illinois	102	19,898,747	4.1	7.94	80.5	642
New York	59	18,360,093	3.8	7.92	79.2	666
Colorado	67	13,663,906	2.8	6.95	80.5	643
Georgia	84	13,630,854	2.8	7.75	80.8	633
Washington	66	12,956,023	2.7	7.01	79.8	655
Massachusetts	44	12,757,956	2.6	7.49	79.0	646
Nevada	52	12,181,334	2.5	7.16	79.0	645
Maryland	42	11,525,938	2.4	7.09	79.2	642
New Jersey	43	9,886,677	2.0	7.68	76.9	643
Minnesota	52	9,165,349	1.9	7.69	79.4	643
Michigan	74	8,849,056	1.8	8.10	81.7	617
Other	710	92,802,597	19.1	7.73	80.3	631
Total:	2,391	486,134,008	100.0	7.47	79.7	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	1,803	354,490,810	72.9	7.51	80.3	652
Refinance - Rate Term	130	29,052,405	6.0	7.32	77.1	646
Refinance - Cashout	458	102,590,793	21.1	7.37	78.5	638
Total:	2,391	486,134,008	100.0	7.47	79.7	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 1Y	4	1,315,417	0.3	6.95	78.2	741
Arm 2/28	1,671	325,602,657	67.0	7.43	80.0	648
Arm 2/28 - Balloon 40/30	277	61,830,093	12.7	7.59	78.9	642
Arm 2/28 - Dual 40/30	120	35,851,414	7.4	7.59	80.0	654
Arm 3/27	116	29,057,730	6.0	7.38	79.7	660
Arm 3/27 - Balloon 40/30	21	4,270,510	0.9	7.59	79.4	641
Arm 5/25	9	1,321,764	0.3	7.95	78.2	659
Arm 5/25 - Balloon 40/30	6	1,146,057	0.2	7.12	79.4	639
Arm 6 Month	1	668,000	0.1	9.25	80.0	666
Fixed Balloon 30/15	10	1,494,762	0.3	7.41	81.3	659
Fixed Balloon 40/30	10	1,685,508	0.3	7.71	79.2	654
Fixed Rate	146	21,890,097	4.5	7.63	76.6	650
Total:	2,391	486,134,008	100.0	7.47	79.7	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	1,922	382,118,159	78.6	7.43	79.6	646
Condo	183	38,270,007	7.9	7.48	79.4	659
PUD	146	31,702,413	6.5	7.56	80.2	649
2 Family	109	26,174,169	5.4	7.71	80.8	667
3-4 Family	31	7,869,260	1.6	8.15	80.3	668
Total:	2,391	486,134,008	100.0	7.47	79.7	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.13 - 4.00	131	39,130,677	8.5	6.39	78.4	677
4.01 - 4.50	120	32,212,097	7.0	6.67	79.4	652
4.51 - 5.00	128	26,430,288	5.7	7.21	80.1	641
5.01 - 5.50	405	95,200,551	20.6	7.33	79.2	657
5.51 - 6.00	660	134,049,064	29.1	7.39	79.9	640
6.01 - 6.50	336	55,901,518	12.1	7.94	81.9	644
6.51 - 7.00	203	40,149,190	8.7	7.85	80.0	646
7.01 - 7.50	123	19,902,484	4.3	8.50	80.1	643
7.51 - 8.00	71	10,534,783	2.3	8.98	80.0	639
8.01 - 8.50	36	5,130,391	1.1	9.45	80.3	627
8.51 - 8.99	12	2,422,599	0.5	9.87	81.0	649
Total:	2,225	461,063,641	100.0	7.46	79.9	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
1 - 3	1	668,000	0.1	9.25	80.0	666
7 - 9	5	1,691,679	0.4	6.96	76.4	715
10 - 12	1	222,197	0.0	6.75	80.0	708
13 - 15	45	6,207,030	1.3	7.33	81.6	640
16 - 18	431	71,425,338	15.5	6.88	80.7	637
19 - 21	644	157,475,496	34.2	7.26	79.8	654
22 - 24	946	187,577,839	40.7	7.86	79.6	647
25 - 27	3	435,104	0.1	7.06	79.7	707
28 - 30	15	4,372,934	0.9	6.84	81.6	658
31 - 33	16	4,125,913	0.9	6.74	74.4	673
34 - 36	103	24,394,290	5.3	7.63	80.2	654
37 >=	15	2,467,820	0.5	7.56	78.8	650
Total:	2,225	461,063,641	100.0	7.46	79.9	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
10.88 - 11.50	25	6,629,765	1.4	5.58	80.1	665
11.51 - 12.00	126	36,354,895	7.9	5.91	78.2	662
12.01 - 12.50	204	53,205,409	11.5	6.48	79.2	662
12.51 - 13.00	325	78,264,006	17.0	6.95	79.7	658
13.01 - 13.50	303	65,769,874	14.3	7.32	79.6	650
13.51 - 14.00	352	71,987,806	15.6	7.70	79.8	646
14.01 - 14.50	327	63,731,052	13.8	8.04	80.3	637
14.51 - 15.00	269	44,418,475	9.6	8.46	80.5	638
15.01 - 15.50	155	23,336,810	5.1	8.96	81.0	633
15.51 - 16.00	106	13,770,630	3.0	9.40	81.2	631
16.01 - 16.50	19	2,382,790	0.5	9.97	82.6	630
16.51 - 17.00	9	749,123	0.2	10.37	87.1	580
17.01 - 17.50	5	463,007	0.1	11.05	87.5	564
Total:	2,225	461,063,641	100.0	7.46	79.9	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
2.13 - 4.50	195	57,612,326	12.5	6.41	78.5	664
4.51 - 5.50	96	21,902,110	4.8	6.98	80.0	638
5.51 - 6.00	82	20,024,280	4.3	5.97	79.5	654
6.01 - 6.50	140	31,677,124	6.9	6.42	79.2	665
6.51 - 7.00	266	62,079,236	13.5	6.88	79.8	654
7.01 - 7.50	325	70,453,066	15.3	7.32	79.9	645
7.51 - 8.00	378	74,187,915	16.1	7.80	79.9	651
8.01 - 8.50	306	55,901,319	12.1	8.28	80.3	635
8.51 - 9.00	245	39,159,299	8.5	8.78	80.5	638
9.01 - 9.50	112	17,295,896	3.8	9.26	81.2	635
9.51 - 10.00	58	8,122,039	1.8	9.75	82.0	636
10.01 - 10.50	16	2,010,354	0.4	10.18	83.1	635
10.51 - 11.00	5	577,015	0.1	10.74	86.3	579
11.01 - 11.18	1	61,660	0.0	11.18	95.0	563
Total:	2,225	461,063,641	100.0	7.46	79.9	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	6	1,429,655	0.3	8.65	80.0	652
1.50	27	7,161,244	1.6	7.22	79.5	678
2.00	417	93,624,640	20.3	7.71	79.1	648
3.00	1,761	356,534,607	77.3	7.40	80.1	648
5.00	14	2,313,494	0.5	7.73	78.1	641
Total:	2,225	461,063,641	100.0	7.46	79.9	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	1,975	409,216,141	88.8	7.46	79.8	649
1.50	151	23,341,842	5.1	7.70	80.0	642
2.00	99	28,505,657	6.2	7.34	80.0	655
Total:	2,225	461,063,641	100.0	7.46	79.9	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	1,707	303,078,843	62.3	7.65	79.5	644
24	3	520,613	0.1	7.02	80.0	650
60	681	182,534,552	37.5	7.17	80.0	657
Total:	2,391	486,134,008	100.0	7.47	79.7	649